PROMISSORY NOTE

$250,000.00	May 31, 2002

FOR VALUE RECEIVED, Mark W. Blodgett, an individual (the “Borrower”), hereby promises to pay to the order of StockerYale, Inc., a Massachusetts corporation (the “Lender”), the principal sum of  two hundred and fifty thousand dollars ($250,000.00) (the “Principal”), together with interest on the unpaid Principal accruing at a rate per annum equal to 4.5%.

A.            Payment of Principal and Interest.  All Principal and accrued and interest shall be due and payable on demand (the “Maturity Date”).  All payments made by the Borrower to the Lender under this Note shall be made in lawful tender of the United States and shall be credited first to the accrued interest and the remainder shall be applied to Principal.

B.            Events of Default; Remedies.  In the event that there occurs an assignment for the benefit of creditors or commencement of any proceeding under any insolvency law by or against the Borrower, (an “Event of Default”), all Principal and interest shall, at any time, at the option of the Lender, forthwith become due and payable notwithstanding the stated term and Maturity Date.

C.            Prepayment.  This Note may be prepaid in whole or in part without penalty.

D.            Fees and Expenses.  Borrower agrees to pay all charges (including reasonable attorney’s fees) of Lender in connection with the collection and/or enforcement of this Note, whether or not suit is brought against Borrower.

E.             Waivers of Certain Rights.  The Borrower hereby waives presentment, demand, notice and protest, and acceptance, endorsement, performance, default or enforcement of this Note, assents to any and all extensions or postponements of the time of payment or any other indulgence, to the addition or release of any other party or person primarily or secondarily liable, and generally waives all suretyship defenses and defenses in the nature thereof.

F.             No Waiver.  The failure of Lender at any time to exercise any option or right hereunder shall not constitute a waiver of Lender’s right to exercise such option or right at any other time.

G.            Notices and Demands.  Any notice or demand which, by any provision of this Note, except as otherwise provided herein, is required or provided to be given shall be deemed to have been sufficiently given or served and received for all purposes three days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or by express delivery providing receipt of delivery.

S-1

H.            Assignability.  This Note shall be binding upon and inure to the benefit of the successors of each of the parties hereto, but it shall not be assignable by the Borrower.  The Lender may assign or otherwise transfer this Note to any other person or entity, and such other person or entity shall thereupon become vested, to the extent set forth in the agreement evidencing such assignment or transfer, with all the rights in respect thereof granted to the Lender herein.

I.              Governing Law; Severability.  This Note shall be governed by, construed, and enforced in accordance with the laws of the Commonwealth of Massachusetts.  If any provision of this Note is held to be invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Note shall remain in full force and effect.

J.             Maximum Rate of Interest.  All agreements between the Borrower and the Lender are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Lender for the use, forbearance or detention of the indebtedness evidenced hereby exceed the maximum permissible under applicable law.  As used herein, the term “applicable law” shall mean the law in effect as of the date hereof, provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Note shall be governed by such new law as of its effective date.  If, from any circumstance whatsoever, fulfillment of any provision hereof at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then the obligation to be fulfilled shall automatically be reduced to the limit of such validity, and if from any circumstances the Lender should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the Principal balance evidenced hereby and not to the payment of interest.

This Note shall take effect as an instrument under seal.

Witness:	/s/ Mark W. Blodgett	Borrower; Mark w. Blodgett
Mark W. Blodgett

		Lender:	/s/ Francis J. O’Brien
Francis J. O’Brien
Chief Financial Officer

S-2